UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2023

ALCOA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37816	81-1789115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operations Officer

On January 5, 2023, Alcoa Corporation (the “Company”) and Mr. John D. Slaven, Executive Vice President and Chief Operations Officer, agreed that Mr. Slaven will leave the Company effective February 1, 2023 (the “Effective Date”). In connection with his departure from the Company, Mr. Slaven will receive payments and benefits in accordance with the terms and conditions of his Amended and Restated Executive Severance Agreement with the Company, dated and effective as of July 30, 2019, subject to his execution and non-revocation of a release of claims against the Company, and under the applicable terms and conditions of his equity incentive awards.

The Board of Directors of the Company (the “Board”) approved that, as of the Effective Date, Mr. William F. Oplinger, current Executive Vice President and Chief Financial Officer (principal financial officer) of the Company, is appointed Executive Vice President and Chief Operations Officer of the Company. Mr. Oplinger, 55, has served as the Company’s Executive Vice President and Chief Financial Officer since November 2016. Mr. Oplinger served as Executive Vice President and Chief Financial Officer of Alcoa Inc. (“ParentCo”) from April 2013 to November 2016, prior to the Company’s legal and structural separation from ParentCo (the “Separation”). Mr. Oplinger joined ParentCo in 2000, and through 2013 held key corporate positions, including, at separate times, Chief Financial Officer and Chief Operating Officer of ParentCo’s Global Primary Products division, and positions in financial analysis and planning and investor relations. In connection with his appointment as Chief Operations Officer of the Company, (i) Mr. Oplinger’s Amended and Restated Executive Severance Agreement with the Company, dated and effective as of July 30, 2019, will be amended to provide that it will continue in effect following his assumption of this new role with the Company, and (ii) Mr. Oplinger will receive equity incentive awards, with an aggregate dollar value of $450,000, with 60% (at a target award value) in the form of performance-based restricted share units and 40% (at a target award value) in the form of time-based restricted stock units with such awards subject to the terms and conditions of the Alcoa Corporation 2016 Stock Incentive Plan and the standard terms and conditions applicable to such awards.

Chief Financial Officer

The Board approved that, as of the Effective Date, Ms. Molly S. Beerman, current Senior Vice President and Controller (principal accounting officer) of the Company, is appointed Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer) of the Company. Ms. Beerman, 59, has served as the Company’s Senior Vice President and Controller since November 2019 and served as its Vice President and Controller from December 2016 through October 2019. She was Director, Global Shared Services Strategy and Solutions from November to December 2016. In 2016, Ms. Beerman held a consulting role with the Finance Department of ParentCo until the Separation. From 2012 to 2015, Ms. Beerman served as Vice President, Finance and Administration for a non-profit organization focused on community issues. Prior to that, Ms. Beerman was employed by ParentCo from 2001 to 2012, having held several roles in the finance function and eventually becoming the director of global procurement center of excellence from 2008 to 2012. Ms. Beerman is a certified public accountant. Earlier in her career, Ms. Beerman served in financial management positions at Carnegie Mellon University, PNC Bank, and Deloitte.

In connection with her appointment as Executive Vice President and Chief Financial Officer of the Company, as of the Effective Date, Ms. Beerman’s base salary will be increased to $641,500, her 2023 annual incentive compensation target opportunity will be 100% of base salary, and her 2023 long-term incentive compensation target opportunity will be $1,800,000. In addition, as of the Effective Date, Ms. Beerman’s Amended and Restated Executive Severance Agreement with the Company, dated and effective as of July 30, 2019, will be amended and restated to align with the Company’s form of Chief Executive Officer and Chief Financial Officer Amended and Restated Executive Severance Agreement previously filed with the Securities and Exchange Commission, which provides for increased payments and benefits, including (i) in the event of voluntary resignation or retirement, if she provides three months’ notice to the Company and executes a release of claims, a payment of $50,000 and, if the Company elects a termination date earlier than the date specified in her notice, a lump sum amount equal to her unpaid monthly base salary for the remainder of the three-month period, and (ii) in the event of a termination without cause, if she executes a release of claims and the payment provisions under such agreement are applicable, (a) cash severance of two times her then annual base salary (an increase from one times), (b) a payment of $50,000, (c) continued health benefits for two years (from one year) following termination, and (d) a cash lump sum amount relating to additional retirement benefits under the Company’s defined contribution retirement plans of two times (from one times) the annual contribution rate. Her amended and restated agreement will also include restrictive covenants relating to confidentiality, non-disparagement and two-year non-competition and non-solicitation covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

Date: January 10, 2023	By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary